Exhibit 10.1

May 11, 2018

Edward M. Gilvar
47 Page Hill Road
Far Hills, NJ 07931

Dear Ted,

Thank you for your many important contributions to the success of Vonage Holdings Corp., its subsidiaries and affiliated entities (the “Company”) throughout your tenure with the Company. This letter agreement and the Separation Agreement and General Release below (this “Agreement”) set forth the terms and conditions of your cessation of employment with the Company, effective as of June 1, 2018 (the “Separation Date”).

You will continue to serve as Chief Marketing Officer and hold all other corporate positions, if any, through your Separation Date. As of your Separation Date, you will cease to serve as an officer, director or employee of the Company or any subsidiary of the Company. The period of time from May 7, 2018 through June 1, 2018 will be referred to as your “Transition Period”.

During the Transition Period, you will be expected to continue working as required to assist in a smooth transition of your responsibilities. You may at your discretion work remotely or in the office, but you must be available to complete assignments and projects as directed by Alan Masarek or Kenny Wyatt, and to fulfill any outstanding duties related to your position with the Company upon request by Alan, Kenny, other senior management or a member of the Board of Directors. In addition, you must (i) prepare a reasonably detailed transition document identifying key outside personnel/companies and projects underway, or scheduled, approaching deadlines and other material matters so as to facilitate a seamless transition with management, and (ii) prepare performance appraisals and, as appropriate, development plans, for those employees who reported directly to you throughout all or part of 2018. You will continue to be an employee-at-will and you will be entitled to continue to receive your current base salary and employee benefits, as enrolled for 2018 during your Transition Period.

If you voluntarily terminate your employment with the Company prior to the Separation Date, the Separation Payment, the pro-rated 2018 Bonus (as defined below) and the Medical Payments will not be paid to you even if you timely execute and do not revoke this Agreement.

Subject to the provisions above, as of your Separation Date, you will receive the following benefits described in the Separation Agreement below, in exchange for the promises set forth therein.

SEPARATION AGREEMENT & GENERAL RELEASE

THIS AGREEMENT (the “Agreement”) is entered into by and between Edward M. Gilvar (“You” or the “Employee”) and the Company.

1.	Separation Date - General

Your employment with the Company will terminate as of the Separation Date. As of your Separation Date, all benefits and perquisites of employment (including but not limited to the vesting of any stock options, restricted stock units or performance stock units that were granted to you) will cease, unless otherwise stated in this Agreement. You will have ninety (90) days from your Separation Date to exercise any Company stock options vested as of your Separation Date. You may exercise or sell any vested Company stock options, vested restricted stock units or vested performance shares during and after the next open trading window after your Separation Date in accordance with the terms of the applicable equity plan and Company policy.

You acknowledge that the termination of your employment does not entitle you to accelerated or continued vesting under any Incentive or Non-Qualified Stock Option Agreement, Restricted Stock or Restrictive Stock Unit Agreement, Stock Appreciation Rights Agreement, Performance Stock or Performance Unit Agreement granted to you, annual equity awards or other equity based awards, or under the Vonage Holdings Corp. 2006 Incentive Plan (as amended and restated through June 6, 2013), the 2015 Equity Incentive Plan, or any other equity incentive plan.

You further acknowledge and agree that during the Transition Period and after your Separation Date, you remain subject to the Company’s Incentive Compensation Recoupment Policy.

2.	Separation Pay

Provided you have executed and not revoked this Agreement, the Company agrees to pay to you
Separation Pay of THREE HUNDRED EIGHT FIVE THOUSAND U.S. DOLLARS ($385,000), less applicable withholding and deductions, which is equal to twelve (12) months of your current base salary (the “Separation Pay”). The Separation Pay will be paid to you by the Company during its regular payroll cycle over the twelve (12) month period following your Separation Date; provided that the first payment shall be made on the sixtieth (60th) day after your termination of employment, and such first payment shall include payment of any amounts that otherwise would be due prior thereto; provided, further, that the Company shall not be required to make the payments set forth in this paragraph 2 unless you execute and deliver to the Company this Separation Agreement and General Release, and such General Release has become effective and irrevocable in its entirety within sixty (60) days of your Separation Date. For the avoidance of doubt, any separation payments payable pursuant to this paragraph 2 shall be forfeited unless an effective release has been received by the Company and has become irrevocable no later than sixty (60) days following your termination of employment.

The Company agrees to pay your pro-rated 2018 bonus in the amount of NINETY SIX THOUSAND, TWO HUNDRED FIFTY U.S. DOLLARS ($96,250), less applicable taxes (the “2018 Bonus”) in the ordinary course of business, which is equal to your target bonus of sixty percent (60%) of base salary, pro-rated for 5 months. The 2018 Bonus will be paid to you by the Company during its first regular payroll cycle following the later of (i) your Separation Date and (ii) the sixtieth (60th) day after your termination of employment; provided, however, that the Company shall not be required to make the payments set forth in this paragraph 2 unless you execute and deliver to the Company this Separation Agreement and General Release, and such General Release has become effective and irrevocable in its entirety within sixty (60) days of your Separation Date. For the avoidance of doubt, any separation payments payable pursuant to this paragraph 2 shall be forfeited unless an effective release has been received by the Company and has become irrevocable no later than sixty (60) days following your termination of employment.

Any negative vacation balances or travel advances owed to the Company will also be deducted, if applicable, from your Separation Pay. Your receipt of the Separation Pay, the 2018 Bonus, and the Medical Payments (defined below) are contingent upon (a) your signing this Agreement no later than 21 days after your Separation Date and (b) your return of all Company property, including but not limited to, your computer(s), identification badge, building access key card, VPN token, WEBEX account cards, Company credit card(s), records, reports, files and documents, whether in hardcopy or electronic format, and any other physical property or equipment of the Company, no later than your Separation Date. Please contact Kristina Maxwell in Human Resources to make arrangements to return the Company’s property.

You may keep your existing smartphone and the associated number, however, all Vonage information must be “wiped” prior to your Separation Date. Please work directly with Kristina and the Support Squad on this.

You acknowledge and understand that such amounts are ample consideration for the General Release and Covenant Not to Sue herein. Your last regular paycheck, the Separation Payment, the 2018 Bonus and the Medical Payments may be paid via separate paper checks mailed to your home address as noted above, or via electronic transfer to the bank account on record with the Company. Your last regular paycheck, the Separation Payment, your 2018 Bonus and the Medical Payments constitute full payment of any obligations to you, including, but not limited to, all salary, wages, bonuses, accrued paid time off (PTO) pay, sick pay, commissions, holiday pay, severance pay, employee benefits, housing allowances, relocation costs, interest, outplacement costs, fees, reimbursable expenses, stock and any and all other benefits and compensation or payments of any nature due to you, if any, including the consideration set forth in this Agreement, but not any reasonable outstanding expense reimbursements submitted within thirty (30) days of your Separation Date in accordance with the Company’s standard expense reimbursement policies and practices. You agree that you are not entitled, and will not assert that you are entitled, to any other payment or amounts. You further acknowledge and represent that you received any leave to which you were entitled or which you requested, if any, under the Family Medical Leave Act or the NJ Family Leave Act or any other state’s similar statute.

3.	Post Termination Benefits

Your employee benefits under the Company’s employee medical, dental, vision, and prescription drug benefit programs as currently enrolled will terminate at 11:59 PM ET on the last day of the month of your Separation Date. Your coverage for life insurance, short and long term disability, and any other employee benefit plans or programs will terminate at 11:59 PM ET on your Separation Date. You may obtain conversion forms if you are interested in continuation of your life insurance benefits.

Your 401(k) contribution, if any, will be deducted from your final pay. You will also receive the Company’s match if you have not already exceeded the plan limit. 401(k) contributions will not be deducted out of the Separation Payment or 2018 Bonus you will receive in accordance with this Agreement.

COBRA information will be mailed to your home within 2 weeks after your Separation Date. At the end of the month following your Separation Date, you may be eligible for continued health insurance coverage under COBRA. Provided you timely elect COBRA coverage within the Election period defined in your COBRA package, the Company will fully subsidize such coverage and remit the appropriate payments to the COBRA administrator on your behalf, for the earlier of (a) December 1, 2019 or (b) upon your eligibility to participate in the health insurance program of a new employer (the “Medical Payments”).

4.	General Release

As a material inducement to the Company to enter into this Agreement and in consideration of the Company’s obligations under this Agreement, and in return for the consideration and post termination benefits you are to receive pursuant to Sections 1, 2 and 3 above, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as "Releasing Party"), hereby forever fully release and discharge the Company, and each of its past and present affiliates, parents, subsidiaries and divisions, and each of their past and present directors, officers, partners, shareholders, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (collectively referred to as the "Released Party"), from all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or of any nature whatsoever, at law or in equity, which the Releasing Party ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction, from the beginning of the world to the date of this Agreement, including, but not limited to, claims arising out of or relating to your application for employment and employment by the Company and the termination of such employment; claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the Securities Exchange Act or any similar state law, regulation or rule; the New Jersey Civil Rights Act, the New Jersey Equal Pay Act (as amended), the New Jersey Law Against Discrimination (as amended), the New Jersey wage-hour and wage-payment laws, the New Jersey Worker Health and Safety Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Occupational Safety and Health Laws, the New Jersey Gender Equity Act, the New Jersey Statutes Annotated, "Workers' Compensation: Retaliation" provision, the New Jersey Statutes Annotated, "Political Activities of Employee" provision; and any other federal, state or local statute, rule, regulation and ordinance; any claims asserting wrongful termination, discrimination, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation and defamation; claims for fraud, libel, slander, breach of implied or express, oral or written, contract, tort, promissory estoppel, or under common law or in equity; and any claims for attorneys’ fees and costs. The factors that were used in determining eligibility for transitioning and the benefits to be provided hereunder include the Company’s foreseeable business needs as to certain positions.

ADEA Special Release: You acknowledge that the release of claims under the Age Discrimination in Employment Act (''ADEA'') is subject to special waiver protection. Therefore, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent and acknowledge that you understand the following: (a) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which you are otherwise entitled; (b) you have been given an opportunity to consider fully the terms of this Agreement, for twenty one (21) days, although you are not required to wait twenty one (21) days before signing this Agreement; (c) you have been advised to consult with an attorney of your choosing before signing this Agreement; (d) you understand you have seven (7) days after you sign this Agreement in which to revoke it (''Revocation Period'') and that you may do so by providing written notice to the Company of your intent to revoke, and actual revocation of, this Agreement. You understand and agree that this Agreement shall not become effective or enforceable until the date when the Revocation Period has expired (''Effective Date'').

USERRA: You acknowledge and agree that the Separation Benefits and other benefits to be provided to you under this Agreement are more beneficial to you than you would receive if you asserted your rights under the Uniformed Services Employment and Reemployment Rights Act of 1994.

These releases do not release claims to enforce the terms and conditions of this Agreement, and do not release claims that cannot be released as a matter of law, including but not limited to (a) your right to file a claim or participate in a charge of discrimination by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment or against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company - your release of claims herein bars you from recovering such monetary relief from the Company); (b) claims under any indemnification provisions for necessary expenditures or losses by you pursuant to applicable state law; (c) claims prohibited from release for any claim or right on account for wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made; (d) claims made under workers’ compensation or unemployment law; or (e) as set forth in applicable state law.

You acknowledge that you have been advised to consult with legal counsel and are familiar with any applicable state law that prohibits the release of known and unknown claims, and you expressly waive your rights under any such law that may limit a general release of claims to claims that are known to exist as of the date of this Agreement. Such laws generally include language similar to the following:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the Company, its officers, directors, employees or agents, whether known or unknown, suspected or unsuspected, except as otherwise provided herein.

Criminal Proceedings. Company agrees that nothing in the terms of this release shall in any way prohibit or abridge Your right to either testify truthfully in a criminal proceeding or your entitlement to receive Court Ordered restitution from any party arising from any criminal proceeding, under applicable state or federal criminal law. Company also agrees that Sections 4 and 5 of this release shall be null and void as to any Releasee (other than a corporate entity) if such Releasee is convicted, in a court of final adjudication, of any crime (or equivalent level offense as the term is understood under Colorado law) involving the knowing and intentional participation in, or any conspiracy to commit or have another commit, the physical assault on You on June 14, 2017 in Breckenridge, Colorado (the “Assault”). For purposes of clarity, this limited waiver shall not apply to any criminal charge against a Releasee for conduct such as the failure to intervene in the attack, host/premises liability, or any conduct not involving the knowing and intentional participation in, or any conspiracy to commit or have another commit, the Assault.

5.	Covenant Not to Sue

You agree, to the fullest extent permitted by law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against a Released Party, their past and present affiliates, parents, subsidiaries and divisions, or their respective directors, officers, partners, shareholders, employees or agents, and successors or assigns, arising out of any act, omission, transaction or occurrence occurring up to and including the date of this Agreement concerning any of the claims released in Section 4 hereof, and warrant that you have not done so as of the date of this Agreement.

6.	Cooperation

You agree that you shall (a) cooperate with and assist the Company and their attorneys in any lawsuit, claim, arbitration or proceeding in which the Company is, or may become, involved, and (b) provide information and assistance, and shall comply with any request, and be available, to provide testimony, assistance and information, and to furnish and execute any document required or requested in connection with any such lawsuit, claim, arbitration or proceeding. The Company agrees to pay your reasonable expenses related to your appearance as a witness, including travel and lodging expenses if necessary for your appearance, in accordance with the Company’s then current Travel and Expense Reimbursement policy. You further agree to cooperate and assist the Company in the transition of your responsibilities during the Transition Period and, if applicable, following your Separation Date.

7.	Confidentiality

The parties agree to maintain the terms of this Agreement as confidential, and neither party, nor any person or entity acting on such party’s behalf, shall disclose such terms to any third party, except to such party’s attorney or as required by law, provided that the Company may disclose such information to persons with a business need to know the contents of this Agreement, and that you may also disclose to your spouse or domestic partner, and for legitimate business reasons, to legal, financial and tax advisors. You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential and proprietary information belonging to the Company, its employees, directors, managers, customers, partners or suppliers, or acquired by you with respect to the Company, its employees, directors, managers, customers, partners or suppliers, during your employment with the Company. You acknowledge that the provisions of the Employment Covenants Agreement dated April 4, 2015 (the “ECA”), and the Incentive Compensation Recoupment Policy Acknowledgement Form, each of which you signed as a condition of your employment, shall remain in effect after your Separation Date, as applicable, and that you will inform any subsequent employer of your obligations thereunder. Further, if requested to do so by the Company after your Separation Date, you will reaffirm your obligations under the ECA and the Incentive Compensation Recoupment Policy Acknowledgment Form (as applicable), in writing.

8.	Non-Disparagement

You agree that neither you, nor anyone acting on your behalf, shall make any derogatory, disparaging or critical statements about the Company or any of the Company’s current and former officers, managers, employees and agents, either orally, in writing, or electronically, including but not limited to, on any social media or blogging sites.

The Company agrees that it shall direct its Chief Executive Officer and Core Council, other than in the good faith performance of their duties or as legally or fiduciarily required in their good faith judgment, not to disparage or encourage or induce others to disparage you either orally, in writing or electronically, including but not limited to, on any social media or blogging sites.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict you or the Company from, truthfully and in good faith, (i) disclosing that you are no longer employed by the Company (after your Separation Date); (ii) making any disclosure of information required by law; ((iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any government agency, federal regulatory or law enforcement agency of legislative body, or the Company’s designated legal, compliance or human resources officers; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) making statements in the good faith performance of your duties to the Company.

In the event the Company, other than Alan Masarek, is requested to provide a reference for you, it will provide the following information: your start date, your Separation Date and your title upon Separation. Upon request, Alan Masarek will provide a positive reference for you.

9.	Survival of Agreement Terms

The covenants, representations, and agreements contained herein shall survive the execution and delivery of this Agreement and the payments referred to in Sections 1-3 of this Agreement.

10.	Non-Admission

It is understood and agreed that you and the Company are entering into this Agreement voluntarily, and that this Agreement shall not in any way be construed at any time or for any purpose as an admission: (a) against the Company [or any of its employees, officers or directors] of any liability to you; or (b) that the Company [or any of its employees, officers or directors] has acted wrongfully with respect to you. The Company specifically disclaims any liability for any wrongful acts against you on the part of itself, its current and former directors, officers, managers, employees, and agents. This Agreement shall not be offered, used or considered as evidence in any proceeding, except to the extent necessary to enforce its terms.

11.	Survival of Prior Agreements

Except as otherwise set forth herein, you agree and acknowledge that the terms set forth in the ECA, as applicable, and the Incentive Compensation Recoupment Acknowledgement Form which were executed by you, will remain in full force and effect.

12.	Arbitration

You and the Company further agree that any and all disputes arising out of the terms, interpretation, application or alleged breach of this Agreement shall be subject to binding arbitration, which shall be conducted in Monmouth County, New Jersey, before JAMS, pursuant to its Employment Arbitration Rules and Procedures (“JAMS” Rules”). The costs of the arbitrator shall be shared equally between the parties. If any legal or equitable action or arbitration is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys’ fees and costs. Notwithstanding the foregoing, either party shall have the right to obtain provisional remedies or interim relief from a court of competent jurisdiction for any claim or controversy arising out of or related to violations of Section 7 of this Agreement. The parties hereby waive their right to a trial by jury as to the arbitrable claims.

13.	Section 409A

The intent of the parties is that payments and benefits under this Agreement are exempt from Internal Revenue Code Section 409A. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A by reason of the short-term deferral and separation pay exemptions found in Treasury Regulation Sections 1.409A-1(b)(4) and 409A-1(b)(9). If you notify the Company that you have received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Agreement (or any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason thereof) or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

Your separation shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following your separation of employment, unless such separation is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a ‘separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “separation,” “separation of employment” or like terms shall mean “separation from service.”

If, as of the “separation from service” from the Company, you are a “specified employee” (within the meaning of that term under Section 409(a)(2) (B)), then with regard to any payment or the provision of any benefit hereunder that is considered “nonqualified deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month and one day period measured from your “separation from service” and (B) the date of your death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the regularly scheduled payment dates specified for them herein.

For purposes of Section 409A, your right to receive any installment payments pursuant to this agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

To the extent any reimbursement or in-kind payment provided pursuant to this Agreement is deemed nonqualified deferred compensation subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (Iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

No amounts payable to you by the Company or any of its subsidiaries or affiliates under this Agreement or any other agreement that constitute nonqualified deferred compensation subject to Section 409A shall be subject to offset by any other amount, except a s permitted under Section 409A.

Withholding: The Company may withhold any tax (or other governmental obligation) that may result from the payments made the benefits provided to you under this Agreement or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding.

14.	Entire Agreement/Modification/Law/Place of Litigation/Successors and Assigns

This Agreement: (a) constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein, and, except as provided in Section 11 hereof, there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto; (b) may not be amended unless in a writing signed by the parties hereto; (c) shall be subject to, governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to any conflicts of law principles; (d) any action to enforce the terms of this Agreement shall be brought in a court of appropriate jurisdiction sitting within the State of New Jersey; and (e) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors and affiliates of each of the parties hereto.

15.	Enforceability

In the event that one or more provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the remaining provisions shall continue in full force and effect. However, upon a finding that Sections 4 and/or 5 hereof, in whole or part, are illegal, or unenforceable, you shall be required, at the your option, either to return the payments referred to in Section 1, 2 and 3 hereof, or to execute a Release and Waiver and/or Covenant Not to Sue that is legal and enforceable and reasonably satisfactory to the Company.

16.	Captions

Captions are inserted for ease of reference only and shall not modify the meaning of any provision of this Agreement.

17.	Acknowledgement

You acknowledge and agree that you have read and fully understand this Agreement, including the release and covenant not to sue; you assent to all of the terms and conditions of the Agreement; you have had an opportunity to consult with counsel of your choice before signing this Agreement, or have elected not to retain legal counsel; you are fully aware of the legal and binding effect of this Agreement; and you are signing this Agreement knowingly and voluntarily, without coercion, and based upon your own judgment and not in reliance upon any promises made by the Company or any Released Party other than those contained in this Agreement.

Ted, if you wish to accept the terms of this Agreement, please sign on the line provided below and return the original to my attention no later than June 22, 2018.

Sincerely,

Susan L. Quackenbush
Chief Human Resources Officer

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

Dated: 5/11/18                 __/s/ Edward M. Gilvar _______
Edward M. Gilvar

VONAGE HOLDINGS CORP.

Dated: 5/14/18                By: _/s/ Susan Quackenbush _
Chief Human Resources Officer